Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Lori Stafford-Thomas	David Banks
Asst. Vice President Corp. Communications	Vice President Investor Relations
262-879-5130	262-879-5055
Lori.stafford@fiserv.com	David.banks@fiserv.com

For Immediate Release

Fiserv Reports Second Quarter 2009 Results

Adjusted earnings increase 7 percent to $0.90 per share and 9 percent year to date;

Adjusted operating margin increases 190 basis points in the quarter;

Company affirms full-year earnings per share guidance range

Brookfield, Wis., July 29, 2009 – Fiserv, Inc. (NASDAQ: FISV), the leading global provider of financial services technology solutions, today reported financial results for the second quarter of 2009. These financial results reflect the disposition of a 51% interest in Fiserv’s insurance operations (“Fiserv Insurance”) in July of 2008.

Total GAAP revenue was $1.03 billion for the second quarter of 2009 compared with $1.29 billion in 2008. Total adjusted revenue decreased 3 percent to $983 million for the second quarter of 2009 compared with $1.02 billion in 2008, due primarily to declines in the home equity loan processing business. For the first six months of 2009, total GAAP revenue was $2.08 billion compared with $2.60 billion in 2008 and total adjusted revenue was $1.97 billion compared with $2.04 billion in 2008.

GAAP earnings per share for the second quarter were $0.90 compared with $0.60 for the second quarter of 2008, which include earnings per share from continuing operations of $0.73 and $0.62, respectively. GAAP earnings per share for the first half were $1.56 compared with $2.60 for the first half of 2008, which include earnings per share from continuing operations of $1.39 and $1.22, respectively.

Adjusted earnings per share from continuing operations were up 7 percent to $0.90 for the quarter compared with $0.84 in 2008. For the first six months of 2009, adjusted earnings per share were up 9 percent to $1.78 compared with $1.63 in 2008. Adjusted internal revenue declined by 4 percent in both the second quarter and the first six months of 2009.

Adjusted operating margin was 27.9 percent both in the second quarter and the first six months of 2009, an increase of 190 basis points and 200 basis points, respectively, over the prior-year periods. The increase in operating margin was primarily from growth in higher-margin revenue, favorable changes in the company’s business mix and operating efficiency.

“Our solid earnings and margin results in the face of continuing economic challenges once again demonstrated the strength of our business model,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “We complemented our economic performance with a number of new significant client relationships resulting from the combination of leading solutions and our enhanced go-to-market approach.”

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Second Quarter Highlights

•

Adjusted operating income in the payments segment increased 10 percent to $147 million in the quarter, and adjusted operating margin increased 240 basis points to 31.0 percent. The margin expansion resulted from growth in higher-margin revenue and continued cost synergy savings associated with the CheckFree acquisition;

•	Operating margin in the financial segment increased 250 basis points in the quarter to 28.1 percent through ongoing cost efficiencies and strength in the account processing business;

•

Free cash flow was $293 million for the first six months of 2009, a decrease of 7% compared with the prior-year period, due primarily to the timing of estimated income tax payments and the expected significant decline in contract termination fees;

•	The company expanded its payments footprint in the quarter by signing 102 clients for its electronic bill payment services and 58 clients for its EFT/debit service;

•	The company repurchased 1.0 million shares of its common stock in the second quarter and 1.8 million shares in the first six months of 2009;

•	The company signed a number of new and expanded multi-year client relationships in the quarter:

•

American Savings Bank, a $5.2 billion institution headquartered in Honolulu, Hawaii, signed an agreement for a complete, enterprise-wide banking solution centered upon the Signature Bank Platform from Fiserv. The agreement integrates 20 additional Fiserv solutions including online banking, electronic billing and payment, image capture, risk management and channel management;

•

The Fauquier Bank, a community bank in Virginia with $526 million in assets, signed an agreement to use Fiserv’s enterprise-wide solutions based on the Premier Bank Platform. The agreement covers several solutions from Fiserv including EFT, risk management, electronic billing and payment, payments network, electronic document delivery and financial accounting solutions;

•

Macatawa Bank, headquartered in Holland, Mich. with $2.1 billion in assets, signed an agreement for the Premier Bank Platform from Fiserv. The bank will also implement financial accounting solutions from Fiserv and other related ancillary applications to enhance integration and customer service;

•

The PNC Financial Services Group, Inc., a $286 billion financial services organization headquartered in Pittsburgh, signed an agreement to convert its electronic bill pay system for National City Corporation, a subsidiary of PNC. This puts PNC among the top five electronic bill payment clients for Fiserv.

•	Other noteworthy client additions in the quarter included:

•

Bangkok Bank, Thailand’s largest bank, recently launched Mobile MoneySM from Fiserv to provide a mobile banking and payments solution to its customers. With $47.9 billion in assets and more than 800 branches, the bank is one of the only banks in Thailand using an international mobile banking solution;

•

MB Financial Bank, a $9 billion institution operating in the Chicago metropolitan area, recently acquired Heritage Community Bank. With Fiserv as a partner, the bank was able to rapidly integrate the Bank’s customers to the Signature Bank Platform from Fiserv in less than 90 days. Since first deploying Fiserv technology in 1995, MB Financial has acquired and merged eight financial institutions with assets ranging from $227 million to $2.6 billion, increasing its assets from $700 million in 1995 to $9 billion today;

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•

We Energies, headquartered in Milwaukee, Wis., signed a multi-year agreement for bill payment services using BillMatrix® On Demand Payments from Fiserv. Serving 2.4 million metered customers in Wisconsin and Michigan’s Upper Peninsula, We Energies is a principal utility for Wisconsin Energy Corporation, one of the nation’s premier energy companies with more than $12 billion of assets.

Outlook for 2009

Fiserv affirmed its expectations for full-year 2009 adjusted earnings per share from continuing operations in a range of $3.61 to $3.75, which represents growth of 10 to 14 percent compared with $3.29 in 2008. The company expects positive second half 2009 adjusted internal revenue growth, resulting in full-year adjusted internal revenue growth in a range of -2 to 1 percent.

The adjusted earnings per share outlook excludes the impact of extraordinary gains or charges, merger and integration costs and amortization of acquisition-related intangible assets.

“Solid execution continues to serve as the catalyst for strong growth in earnings and free cash flow in the face of a more challenging revenue growth environment,” said Yabuki.

Earnings Conference Call

The company will discuss its second quarter 2009 results on a conference call and Webcast at 4 p.m. CDT on Wednesday, July 29. To register for the event go to www.fiserv.com and click on the Q2 Earnings Webcast icon. Supplemental materials and an accompanying presentation will be available in the “For Investors” section of the website.

Use of Non-GAAP Financial Measures

We supplement our reporting of total revenues, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenues,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share from continuing operations,” “adjusted operating margin,” “free cash flow,” and “adjusted internal revenue growth” in this earnings release. Management believes that adjustments for certain non-cash or unusual revenue or expense items, and the exclusion of certain pass-through revenues and expenses, enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, income from continuing operations and earnings per share to calculate these non-GAAP measures. We also exclude the financial results of Fiserv Insurance from “adjusted revenues,” “adjusted operating income” and “adjusted operating margin” because we sold a majority interest in our Insurance segment in 2008 and, accordingly, believe that these results reflect the performance of our remaining primary operations.

Examples of non-cash or unusual items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, severance costs and merger and integration expenses. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations. We regularly report our adjusted results to our chief executive officer, who uses this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are described in detail on pages 9 and 11. Adjusted internal revenue growth percentage is a non-GAAP financial measure that we believe is useful to investors because it presents internal revenue growth

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excluding postage reimbursements in our output solutions business and the deferred revenue purchase accounting adjustment. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenues, operating income, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is the leading global provider of information management and electronic commerce systems for the financial services industry, driving innovation that transforms experiences for financial institutions and their customers. Ranked No. 1 on the FinTech 100 survey of top technology partners to the financial services industry, Fiserv celebrates its 25th year in 2009. For more information, visit www.fiserv.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted earnings per share from continuing operations and adjusted internal revenue growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should,” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from the elimination of existing or potential clients due to consolidation or financial failures in the financial services industry or from decreased spending on the products and services that the company offers; the company’s ability to complete, and the timing of and the proceeds from, the sale of the remainder of the Fiserv ISS business, including the risk that the conditions to the completion of the transaction may not be satisfied or the required regulatory approvals may not be obtained timely or at all; the company’s ability to successfully integrate CheckFree’s operations; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s Fiserv 2.0 initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

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Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008(1)	2009	2008(1)
Revenues
Processing and services	$860	$947	$1,712	$1,890
Product	172	345	364	708

Total revenues	1,032	1,292	2,076	2,598

Expenses
Cost of processing and services	494	553	977	1,111
Cost of product	125	296	267	603
Selling, general and administrative (2)	181	216	382	427

Total expenses	800	1,065	1,626	2,141

Operating income	232	227	450	457
Interest expense – net	(55)	(61)	(109)	(130)

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	177	166	341	327
Income tax provision	(67)	(64)	(130)	(126)
Income from investment in unconsolidated affiliate - net of income taxes (1)	4	—	5	—

Income from continuing operations	114	102	216	201
Income (loss) from discontinued operations – net of income taxes (3)	26	(2)	27	228

Net income	$140	$100	$243	$429

GAAP earnings (loss) per share
Continuing operations (2)	$0.73	$0.62	$1.39	$1.22
Discontinued operations (3)	0.17	(0.01)	0.17	1.38

Total	$0.90	$0.60	$1.56	$2.60

Diluted shares used in computing earnings (loss) per share	155.8	164.8	155.9	165.1

(1)

In July 2008, Fiserv completed the sale of a 51% interest in Fiserv Insurance (n/k/a Stone River). The financial results for 2008 include the revenue and operating income of Fiserv Insurance as disclosed on page 7. In 2009, the company has reported its 49% share of net income in Fiserv Insurance as “income from investment in unconsolidated affiliate.”

(2)	Selling, general and administrative expenses include a $15 million pre-tax charge ($0.06 per share) in the first quarter of 2009 for employee severance and related expenses.
(3)

Discontinued operations results include after-tax gains on dispositions totaling $0.16 and $1.40 per share for the six months ended 2009 and 2008, respectively. In the second quarter of 2009, Fiserv recognized an after-tax gain of $25 million ($0.16 per share) for a contingent payment received related to the 2008 sale of Fiserv ISS.

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Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
GAAP income from continuing operations	$114	$102	$216	$201
Adjustments:
Merger costs and other adjustments (1)	4	16	11	32
Severance costs	—	—	15	—
Amortization of acquisition-related intangible assets	39	44	75	81
Tax benefit of adjustments	(17)	(24)	(39)	(44)

Adjusted income from continuing operations	$140	$138	$278	$270

GAAP earnings per share - continuing operations	$0.73	$0.62	$1.39	$1.22
Adjustments - net of income taxes:
Merger costs and other adjustments (1)	0.02	0.06	0.04	0.12
Severance costs	—	—	0.06	—
Amortization of acquisition-related intangible assets	0.15	0.16	0.29	0.30

Adjusted earnings per share - continuing operations	$0.90	$0.84	$1.78	$1.63

(1)

Merger costs and other adjustments include integration project management, retention bonuses and other expenses associated with the acquisition of CheckFree and deferred revenue adjustments based on the purchase price allocation for the CheckFree acquisition for which the company estimated the fair value of deferred revenue from license fees and other client payments. The deferred revenue adjustments, as reflected on page 7, represent revenue that would have been recognized by CheckFree or companies it acquired consistent with past practices, which the company did not record due to GAAP purchase accounting requirements.

See page 3 for disclosures related to the use of non-GAAP financial information.

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Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total Company
Revenues	$1,032	$1,292	$2,076	$2,598
Fiserv Insurance (1)	—	(235)	—	(480)
Output solutions postage reimbursements	(50)	(48)	(107)	(94)
Deferred revenue adjustment	1	7	3	16

Adjusted revenues	$983	$1,016	$1,972	$2,040

Operating income	$232	$227	$450	$457
Fiserv Insurance (1)	—	(23)	—	(41)
Merger costs and other adjustments	4	16	11	32
Severance costs	—	—	15	—
Amortization of acquisition-related intangible assets	39	44	75	81

Adjusted operating income	$275	$264	$551	$529

Operating margin	22.5%	17.6%	21.7%	17.6%
Adjusted operating margin	27.9%	26.0%	27.9%	25.9%

Financial Institution Services (“Financial”)
Revenues	$514	$558	$1,023	$1,107

Operating income	$145	$143	$282	$281

Operating margin	28.1%	25.6%	27.5%	25.4%

Payments and Industry Products (“Payments”)
Revenues	$525	$514	$1,069	$1,043
Output solutions postage reimbursements	(50)	(48)	(107)	(94)

Adjusted revenues	$475	$466	$962	$949

Operating income	$147	$134	$302	$274

Operating margin	28.0%	25.9%	28.3%	26.2%
Adjusted operating margin	31.0%	28.6%	31.4%	28.8%

Corporate and Other
Revenues	$(7)	$(15)	$(16)	$(32)
Deferred revenue adjustment	1	7	3	16

Adjusted revenues	$(6)	$(8)	$(13)	$(16)

Operating loss	$(60)	$(73)	$(134)	$(139)
Merger costs and other adjustments	4	16	11	32
Severance costs	—	—	15	—
Amortization of acquisition-related intangible assets	39	44	75	81

Adjusted operating loss	$(17)	$(13)	$(33)	$(26)

(1)	In July 2008, Fiserv completed the sale of a 51% interest in Fiserv Insurance.

See page 3 for disclosures related to the use of non-GAAP financial information and the footnote on page 6 for explanations of adjustments to revenue and operating income. Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows - Continuing Operations (1)

(In millions, unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities
Net income	$243	$429
Adjustment for discontinued operations	(27)	(228)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	94	105
Amortization of acquisition-related intangible assets	75	81
Share-based compensation	20	18
Deferred income taxes	5	6
Other non-cash items	(5)	(2)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	67	2
Prepaid expenses and other assets	(4)	(2)
Trade accounts payable and other liabilities	(62)	(8)
Deferred revenues	(28)	(6)

Net cash provided by operating activities	378	395

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(98)	(92)
Payment for acquisitions of businesses, net of cash acquired	—	(35)
Other investing activities	5	(28)

Net cash used in investing activities	(93)	(155)

Cash flows from financing activities
Repayments of long-term debt – net	(228)	(892)
Issuance of common stock and treasury stock	18	25
Purchases of treasury stock	(64)	(94)
Other financing activities	5	(5)

Net cash used in financing activities	(269)	(966)

Change in cash and cash equivalents	16	(726)
Net cash transactions from discontinued operations	61	640
Beginning balance	232	297

Ending balance	$309	$211

(1)	Cash flows from discontinued operations are excluded from the above Condensed Consolidated Statements of Cash Flows for all periods presented.

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Fiserv, Inc.

Free Cash Flow

(In millions, unaudited)

	Six Months Ended June 30,
	2009	2008
Income from continuing operations	$216	$201
Depreciation and other amortization	94	105
Amortization of acquisition-related intangible assets	75	81
Share-based compensation	20	18
Capital expenditures	(98)	(92)

Free cash flow before changes in working capital	307	313
Changes in working capital-net	(27)	(10)
Merger and severance payments	13	11

Free cash flow	$293	$314

Net cash provided by operating activities	$378	$395
Capital expenditures	(98)	(92)
Merger and severance payments	13	11

Free cash flow	$293	$314

Free cash flow has been adjusted for payments totaling $13 million and $11 million in 2009 and 2008, respectively, related to after-tax merger and severance costs. Management believes it is appropriate to exclude these payments from the calculation of free cash flow because they may not be indicative of the future free cash flow of the company. See page 3 for disclosures related to the use of non-GAAP financial information.

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Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$309	$232
Trade accounts receivable – net	542	601
Deferred income taxes	63	71
Prepaid expenses and other current assets	292	295
Assets of discontinued operations held for sale (1)	867	946

Total current assets	2,073	2,145
Property and equipment – net	292	303
Intangible assets – net	2,068	2,121
Goodwill	4,407	4,409
Other long-term assets	350	353

Total	$9,190	$9,331

Liabilities and Shareholders’ Equity
Trade accounts payable	$101	$101
Accrued expenses	457	522
Deferred revenues	311	338
Current maturities of long-term debt	129	255
Liabilities of discontinued operations held for sale (1)	783	831

Total current liabilities	1,781	2,047
Long-term debt	3,751	3,850
Deferred income taxes	543	530
Other long-term liabilities	279	310

Total Liabilities	6,354	6,737
Shareholders’ Equity	2,836	2,594

Total	$9,190	$9,331

(1)

Assets and liabilities of the final portion of Fiserv ISS are reported as assets and liabilities of discontinued operations held for sale as of June 30, 2009 and December 31, 2008. The company expects to dispose of the final portion of Fiserv ISS in 2009.

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Fiserv, Inc.

Selected Key Metrics

Adjusted Internal Revenue Growth (1)	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Financial Segment (2)	(9)%	(9)%
Payments Segment	2%	1%

Total Company	(4)%	(4)%

(1)

Adjusted internal revenue growth percentages are measured as the increase in adjusted revenues (see page 7) for the current period less “acquired revenue from acquisitions” divided by adjusted revenues from the prior year period plus “acquired revenue from acquisitions.” “Acquired revenue from acquisitions” was $6 million ($5 million in the financial segment and $1 million in the payments segment) for the second quarter of 2009 and $13 million ($11 million in the financial segment and $2 million in the payments segment) for the first six months of 2009 and represents pre-acquisition adjusted revenue of acquired companies, less dispositions, for the comparable prior year period.

(2)

Home equity loan processing revenues decreased by $16 million and $35 million in the second quarter and first six months of 2009 to $34 million and $57 million, respectively, due primarily to the significant downturn in the U.S. mortgage market. The decline in home equity loan processing revenues negatively impacted internal revenue growth in the financial segment by 3 percent in both the second quarter and first six months of 2009. In addition, contract termination fee revenue in the financial segment declined by $14 million and $28 million in the second quarter and first six months of 2009 to $3 million and $4 million, respectively. The decline in contract termination fee revenue adversely impacted segment revenue growth by 2 percent and 3 percent in the second quarter and first six months of 2009, respectively. The negative impact of foreign currency on the financial segment was approximately 1 percent in 2009.

Fiserv 2.0 Metrics (in millions)	2009 Objective	2009 YTD Attainment
		Dollars	Percentage
Integrated Sales (1)	$90	$47	52%
Operational Effectiveness (2)	$60	$49	82%

Electronic Payment Metrics (in millions)		Q2-09	YTD Q2-09
Bill Payment Transactions (3)		336	669
Bill Payment Year-Over-Year Transaction Growth		8%	8%
e-Bills Delivered		80	160
e-Bill Growth Year-Over-Year		9%	10%

(1)

Integrated Sales targets are exclusive of amounts included in the annual sales quota and include sales from a designated list of additional products sold to account processing clients. Dollar value is the amount of anticipated recurring annual revenue.

(2)

Operational Effectiveness targets represent cost savings associated with Fiserv 2.0 and the synergy savings associated with combining CheckFree with Fiserv. The “2009 Objective” is the total amount of savings targeted to be attained in the measurement period which is incremental to the amount attained in 2008.

(3)	Bill Payment Transactions represent online bill payment transactions occurring through financial institutions, brokerage firms or portals.

See page 3 for disclosures related to the use of non-GAAP financial information.

FISV-E

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